Exhibit 5.1

[Letterhead of Parker Poe Adams & Bernstein LLP]

August 5, 2013

Speedway Motorsports, Inc.

5555 Concord Parkway South

Charlotte, North Carolina 28027

Re:	Registration Statement on Form S-8 Relating to 3,500,000 Shares of Common Stock Reserved for Issuance under the Speedway Motorsports, Inc. 2013 Stock Incentive Plan

Gentlemen:

We are acting as counsel to Speedway Motorsports, Inc., a Delaware corporation (the “Company”), in connection with the preparation, execution, filing and processing with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance by the Company of 3,500,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), pursuant to the Speedway Motorsports, Inc. 2013 Stock Incentive Plan (the “Plan”).

In rendering the opinions set forth herein, we have reviewed:

(1)	the Registration Statement;

(2)	the Plan;

(3)	the Articles of Incorporation of the Company, as amended to date;

(4)	the Bylaws of the Company, as amended to date;

(5)	the Certificate of Existence of the Company, dated as of August 5, 2013;

(6)	the minutes of the February 13, 2013 and July 17, 2013 meetings of the Board of Directors;

(7)	the minutes of the April 16, 2013 annual meeting of the Company’s stockholders; and

(8)	the Company’s form of Common Stock certificate.

We have also reviewed such other documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company without investigation or analysis of any underlying data contained therein.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that (1) the Shares are duly authorized and (2) subject to the Registration Statement becoming effective under the Securities Act, compliance with any applicable Blue Sky laws and the issuance of the Shares in accordance with the Plan, the Shares, when issued, will be validly issued, fully paid and non-assessable.

August 5, 2013

The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina and the Delaware General Corporation Law, and no opinion is expressed herein as to the laws of any other jurisdiction. Without limiting the generality of the foregoing, we express no opinion with respect to state securities or “Blue Sky” laws. In addition, we express no opinion concerning any other laws, except those laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Company, the issuance of Common Stock under the Plan or both.

Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We understand that we may be referred to as counsel who has passed upon the legality of the Shares on behalf of the Company in the Registration Statement, and we hereby consent to such use of our name in the Registration Statement and to the use of this opinion for filing with the Registration Statement as Exhibit 5.1 thereto. The filing of this consent shall not be deemed an admission that we are an expert within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Parker Poe Adams & Bernstein LLP